As filed with the Securities and Exchange Commission on March 6, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Unity Biotechnology, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	26-4726035 (I.R.S. Employer Identification Number)

3280 Bayshore Blvd, Suite 100

Brisbane, California

(650) 614-5220

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2018 Incentive Award Plan

2018 Employee Stock Purchase Plan

(Full Title of the Plan)

Keith R. Leonard Jr.

Chairman and Chief Executive Officer

Unity Biotechnology, Inc.

3280 Bayshore Blvd, Suite 100

Brisbane, California 94005

(650) 416-1192

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Tamara L. Tompkins, Esq. General Counsel and Secretary Unity Biotechnology, Inc. 3280 Bayshore Blvd, Suite 100 Brisbane, CA 94005 Telephone: (650) 416-1192 Facsimile: (415) 656-4371	Brian J. Cuneo, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price Per Share	Amount of Registration Fee
Common Stock, $0.0001 par value per share	2,125,510 (3)	$10.43	$22,169,069.30	$2,686.90
Common Stock, $0.0001 par value per share	424,143 (4)	$10.43	$4,423,811.49	$536.17
Total:	2,549,653	$10.43	$26,592,880.79	$3,223.07

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2018 Incentive Award Plan (the “2018 Plan”) and the 2018 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Global Select Market on March 4, 2019, which is $10.43.

(3)

Represents (i) 2,120,715  additional shares of common stock available for future issuance under the 2018 Plan resulting from an annual increase as of January 1, 2019 and (ii) 4,795 additional shares of common stock available for future issuance under the 2018 Plan, primarily resulting from repurchases of awards outstanding under the Company’s 2013 Equity Incentive Plan.

(4)	Represents the additional shares of common stock available for future issuance under the ESPP resulting from an annual increase as of January 1, 2019.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 2,549,653 shares of the Registrant’s common stock issuable under the following employee benefit plans for which a Registration Statement of the Registrant on Form S-8 (File No. 333-224726) is effective: (i) the 2018 Incentive Award Plan, as a result of (x) the operation of an automatic annual increase provision therein, which added 2,120,715 shares of common stock, and (y) 4,795 additional shares available under the 2018 Incentive Award Plan, primarily resulting from repurchases of awards outstanding under the Company’s 2013 Equity Incentive Plan, and (ii) the 2018 Employee Stock Purchase Plan, as a result of the operation of an automatic annual increase provision therein, which added 424,143 shares of common stock.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT ON

FORM S-8

Pursuant to Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 7, 2018 (File No. 333-224726) is incorporated by reference herein.

Exhibit Index

Incorporated by Reference
Filed Herewith
Exhibit Number	Exhibit Description	Form	Date	Number
4.1	Amended and Restated Certificate of Incorporation.	8-K	5-7-18	3.1
4.2	Amended and Restated Bylaws.	8-K	5-7-18	3.2
4.3	Form of Common Stock Certificate.	S-1/A	4-23-18	4.2
5.1	Opinion of Latham & Watkins LLP.				X
23.1	Consent of Independent Registered Public Accounting Firm.				X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X
24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X
99.1(a)#	2018 Incentive Award Plan.	S-8	5-7-18	99.2(a)
99.1(b)#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2018 Incentive Award Plan.	S-1	4-5-18	10.4(b)
99.1(c)#	Form of Restricted Stock Award Grant Notice under the 2018 Incentive Award Plan.	S-1	4-5-18	10.4(c)
99.1(d)#	Form of Restricted Stock Unit Award Grant Notice under the 2018 Incentive Award Plan.	S-1	4-5-18	10.4(d)
99.2#	2018 Employee Stock Purchase Plan.	S-8	5-7-18	99.3

# Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brisbane, California.

Unity Biotechnology, Inc.

Date: March 6, 2019	By:	/s/ Keith R. Leonard Jr.
Keith R. Leonard Jr. Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Keith R. Leonard Jr., Robert C. Goeltz II and Tamara L. Tompkins his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the Registrant, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Keith R. Leonard Jr. Keith R. Leonard Jr.	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	March 6, 2019

/s/ Robert C. Goeltz II Robert C. Goeltz II	Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2019

/s/ Paul L. Berns Paul L. Berns	Director	March 6, 2019

/s/ Kristina M. Burow Kristina M. Burow	Director	March 6, 2019

/s/ Graham K. Cooper Graham K. Cooper	Director	March 6, 2019

/s/ Nathaniel E. David Nathaniel E. David	President and Director	March 6, 2019

/s/ David L. Lacey	Director	March 6, 2019
David L. Lacey

/s/ Robert T. Nelsen	Director	March 6, 2019
Robert T. Nelsen

/s/ Margo R. Roberts	Director	March 6, 2019
Margo R. Roberts

/s/ Camille D. Samuels Camille D. Samuels	Director	March 6, 2019